Exhibit 99.3

CONSENT OF DIRECTOR

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors in the Registration Statement on Form S-11 of Aviv REIT, Inc., and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Susan R. Lichtenstein
Name: Susan R. Lichtenstein
Date: December 28, 2012